Exhibit 99.1
Thomas L. Ryan
President and Chief Executive Officer
tom.ryan@sci-us.com
June 25, 2008
PERSONAL AND CONFIDENTIAL
Board of Directors
Stewart Enterprises, Inc.
1333 South Clearview Parkway
Jefferson, LA 70121
Dear Members of the Board:
     We have long admired Stewart Enterprises Inc. (“Stewart”) and the impressive business created by your team. We have the highest respect for Stewart’s leadership and historic contributions to both the industry and the esteemed profession of which we are so privileged to be a part. Therefore, with great enthusiasm, we are pleased to express our strong interest in pursuing discussions regarding the possible combination of our two companies.
     We believe that the logic for a business combination of Stewart and Service Corporation International (“SCI”) is compelling. As we are sure you appreciate, there is an excellent strategic and business fit between the two companies. We anticipate significant operating synergies in a combined company. The combination of SCI and Stewart clearly represents the best way to deliver maximum value to our respective shareholders, as well as creates a more efficient and competitive company that would provide greater value and services for our customers and greater opportunities for our valuable employees. In short, current conditions are ideal for a combination of our companies.
     Just based on information contained in your public filings and our current understanding of your company and its operating structure, we are prepared to offer $9.50 per share in cash for all of the outstanding shares of Stewart. This valuation represents a 35% premium for your shareholders over the 50-day average per share closing price.
     However, to date we have not had access to certain non-public, non-competitively-sensitive information about your overhead and trust management structure that would permit us to improve our offer. On granting us access to this information, we could quickly establish a more firm valuation which we believe will result in a cash offer for all Stewart’s outstanding shares in the range of $10.25 to $11.25 per share.
SERVICE CORPORATION INTERNATIONAL
1929 ALLEN PARKWAY • P.O. BOX 130548 • HOUSTON, TX 77219-0548 • (713) 525-9029 • FAX (713) 525-7777

A price offer in this range represents an immediate cash premium of between 46% and 60% to your shareholders over the 50-day average per share closing price. By all financial measures — EBITDA, free cash flow and net income — this proposal represents an overwhelmingly compelling valuation realization event for your shareholders.
     Of course, our proposal is subject to the negotiation of mutually satisfactory definite agreements and the completion of certain limited and confirmatory due diligence.
     Because of the importance of these discussions, the fiduciary duties of the Stewart Board and the value represented by our proposal, we hope you will provide us with access to the non-public, non-competitively-sensitive overhead and trust information necessary to verify our assumptions and confirm our valuation. My leadership team and I will make ourselves available to meet with you to discuss all aspects of our proposal and answer any questions you may have at your earliest convenience. It is our preference to conduct these negotiations privately in an expedient manner and, therefore, we look forward to your response no later than July 8, 2008. Now is the time to make this compelling combination a reality.
     It is my personal hope that you will share our enthusiasm for a combination of our companies and that we can move forward quickly in negotiating a transaction that will be of great benefit to the shareholders and other constituencies of both our companies.
     I very much look forward to hearing from you.
Sincerely,
Thomas L. Ryan
Distribution:
Frank B. Stewart Jr., Chairman of the Board
Thomas J. Crawford, President and Chief Executive Officer
Thomas M. Kitchen, Senior Vice President and Chief Financial Officer
Alden J. McDonald, Jr.
James W. McFarland
Ronald H. Patron
Michael O. Read
Ashton J. Ryan, Jr.